Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY ANNOUNCES CLOSING OF BLACKSAND ACQUISITION AND NEW CREDIT FACILITIES
Pittsburgh, Pennsylvania, August 1, 2006 — Linn Energy, LLC (Nasdaq: LINE) today announced that it has closed its previously announced acquisition of certain affiliated entities of Blacksand Energy, LLC, located in the Los Angeles Basin, for a contract purchase price of $291 million, subject to customary closing adjustments.
The Company also announced that it has closed its new secured revolving credit facility and bridge facility, which were used to finance the acquisition.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of properties which complement its asset profile both within the Appalachian Basin and elsewhere in the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479